Exhibit 10.22

Exhibit 10.22

J.P.Morgan

Interest Rate Swap Transaction

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between:

JPMORGAN CHASE BANK, N.A.

(“JPMorgan”)

and

ARCOS DORADOS BV

(the “Counterparty”)

on the Trade Date and identified by the JPMorgan Deal Number specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below, and supersedes any previous confirmation or other writing with respect to the transaction described below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”), as published by the International Swaps and Derivatives Association, Inc., and the 1998 FX and Currency Option Definitions (the “FX Definitions”) as published by the International Swaps and Derivatives Association Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee (together the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and the FX Definitions, the 2006 Definitions shall govern except that the FX Definitions shall govern for the purposes of the Settlement Provisions set out below. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2006 Definitions.

If JPMORGAN CHASE BANK, N.A. (“JPMorgan”) and ARCOS DORADOS BV (the “Counterparty”) are not yet parties to an ISDA Master Agreement, the parties agree that this Transaction will be documented under a master agreement to be entered into on the basis of the printed form of the 2002 Master Agreement (the “Master Agreement”) published by the International Swap and Derivatives Association. Inc. (“ISDA”), together with such changes as shall be agreed between the parties. Upon execution and delivery by the parties of the Master Agreement, this Confirmation shall supplement, form a part of, and be subject to such Master Agreement. Until the parties execute and deliver the Master Agreement, this Confirmation, together with all other documents referring to the Master Agreement confirming the transactions entered into between the parties, shall supplement, form a part of, and be subject to the printed form of Master Agreement published by ISDA, as if the parties had executed that agreement in such form (but without any Schedule except for the election of the law of England as the governing law and US Dollars as the Termination Currency) on the Trade Date of this Transaction.

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J.P.Morgan

The terms of the particular Interest Rate Swap Transaction to which this Confirmation relates are as follows:

A. TRANSACTION DETAILS

JPMorgan Deal Number(s):	0500095503956

Trade Date:	15 December 2009

Effective Date:	01 October 2009

Termination Date:	01 October 2014, subject to adjustment in accordance with the Modified Following Business Day Convention

Calculation Agent:	JPMorgan, unless otherwise stated in the Agreement.

Fixed Amounts:

Fixed Rate Payer:	JPMorgan

Notional Amount (Present Value On Effective Date):	USD 100,000,000.00

Fixed Rate:	7.50000 percent

Fixed Rate Day Count Fraction:	30/360

Fixed Rate Payer Period End Dates:	The 01 April and 01 October in each year, from and including 01 April 2010 to and including the Termination Date, subject to no adjustment.

Fixed Rate Payer Payment Dates:	The 01 April and 01 October in each year, from and including 01 April 2010 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention and subject to adjustment as provided in the section entitled “Adjustment to Payment Date(s),” below.

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J.P.Morgan

Fixed Amounts (II):

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Currency Amount:	BRL 176,000,000.00

Fixed Rate Payer Period End Dates:	The 01 April and 01 October in each year, from and including 01 April 2010 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate Payer Payment Dates:	The 01 April and 01 October in each year, from and including 01 April 2010 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention and subject to adjustment as provided in the section entitled “Adjustment to Payment Date(s),” below.

Fixed Rate:	9.08000 percent

Fixed Rate Day Count Fraction:	Actual/360

B. SETTLEMENT PROVISIONS:

Settlement:	Non-deliverable, with the effect that any Reference Currency amounts payable hereunder on a Payment Date shall be converted into Settlement Currency amounts by reference to the Settlement Rate Option on the applicable Valuation Date. All payments hereunder shall be made in the Settlement Currency.

Settlement Rate Option:	BRL PTAX (BRL09)

Reference Currency:	BRL

Settlement Currency:	USD

Valuation Date:	The date (the “Scheduled Valuation Date”) that is one Business Days prior to the Termination Date, provided however, that in the event of an Unscheduled Holiday, subject to adjustment in accordance with the Following Business Day Convention. Notwithstanding the foregoing, if the parties have specified a Scheduled Valuation Date

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J.P.Morgan

that falls on a date that, as at the Trade Date, is not a scheduled Business Day in New York, no adjustment shall be made on account of the fact that such date is not a Business Day in New York.

C. DISRUPTION EVENTS

Price Source Disruption:	Applicable

Price Materiality:	Applicable

Primary Rate:	BRL09

Secondary Rate:	EMTA BRL Industry Survey Rate (BRL 12), or EMTA BRL Indicative Survey Rate (BRL 13), as the case may be.

Price Materiality Percentage:	3%, provided however, that if there are insufficient responses on the Valuation Date to the EMTA BRL Industry Survey or the EMTA BRL Indicative Survey, as the case may be, the Price Materiality Percentage will also be deemed to have been met.

DISRUPTION FALLBACKS

1. First Fallback Reference Price:	EMTA BRL Industry Survey Rate (BRL 12)

2. Valuation Postponement:

3. Second Fallback Reference Price:	EMTA BRL Indicative Survey Rate (BRL 13)

4. Calculation Agent Determination of Settlement Rate:

D. OTHER TERMS

Unscheduled Holiday:	“Unscheduled Holiday” means that a day is not a Business Day and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a lime later than 9:00 a.m. local time in the Principal Financial Center(s) of the Reference Currency two Business Days prior to the Scheduled Valuation Date.

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J.P.Morgan

Deferral Period for Unscheduled Holiday:	In the event the Scheduled Valuation Date becomes subject to the Following Business Day Convention and if the Valuation Date has not occurred on or before the 30th consecutive day after the Scheduled Valuation Date (any such period being a “Deferral Period”), then the next day after the Deferral Period that would have been a Business Day but for the unscheduled Holiday shall be deemed to be the Valuation Date.

Valuation Postponement for Price Source Disruption:	“Valuation Postponement” means, for purposes of obtaining a Settlement Rte, that the Spot Rate will be determined on the Business Day first succeeding the day on which the Price Source Disruption ceases to exist, unless the Price Source Disruption continues to exist (measured from the date that, but for the occurrence of the Price Source Disruption, would have been the Valuation Date) for a consecutive number of calendar days equal to the Maximum Days of Postponement. In such event, the Spot Rate will be determined on the next Business Day after the Maximum Days of Postponement in accordance with the next applicable Disruption Fallback.

Cumulative Events:	Notwithstanding anything to the contrary herein, in no event shall the total number of consecutive calendar days during which either (i) valuation is deferred due to an Unscheduled Holiday, or (ii) a Valuation Postponement shall occur (or any combination of (i) and (ii), exceed 30 consecutive calendar days in the aggregate. Accordingly, (x) if, upon the lapse of any such 30 day period, an Unscheduled Holiday shall have occurred or be continuing on the day following such period, then such day shall be deemed to be a Valuation Date, and (y) if, upon the lapse of any such 30 day period, a Price Source Disruption shall have occurred or be continuing on the day following such period, then Valuation Postponement shall not apply and the Spot Rate shall be determined in accordance with the next Disruption Fallback.

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J.P.Morgan

Adjustment to Payment Date(s):	Each Payment Date and Exchange Date for the Transaction shall be as specified in Part A hereof, provided however, that if the corresponding Scheduled Valuation Date is adjusted in accordance with the Following Business Day Convention, or if Valuation Postponement applies, in each such case the Payment Date or the Exchange Date, as the case may be, shall be as soon as practicable, but in no event later than two Business Days after the date on which the Spot Rate is determined. Further, if payments are scheduled to be made by both parties on a Payment Date or Exchange Date, and such date is adjusted due to the occurrence of an Unscheduled Holiday or Valuation Postponement in accordance with the previous sentence, then such Payment Date or Exchange Date shall be adjusted in respect of both parties’ payments. For the avoidance of doubt, such adjustments shall not apply in respect of Period End Dates (including the Termination Date) for the purpose of determining the Calculation Periods.

Local Business Days:	Each day that is a Business Day in Rio de Janeiro, Sáo Paulo or Brasilia.

Maximum Days of Postponement:	Thirty (30) calendar days

Relevant Cities for Business Day(s) for Valuation Date(s):	Local Business Days and New York

Relevant City for Business Day(s) for all other purposes:	New York and Rio de Janeiro, Sao Paulo or Brasilia, provided, however, that in the event of an Unscheduled Holiday following the Trade Date, then New York only

Quoting Dealer Disclaimer:	Each party acknowledges that the other party, acting directly or though a branch or an affiliate, may be requested to provide a quotation or quotations from time to time for the purpose of determining the Fallback Reference Price and such quotation may affect, materially or otherwise, the settlement of this Transaction.

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J.P.Morgan

Additional Provisions:

“The following shall constitute Additional Termination Events under this Confirmation (in respect of which the Counterparty shall be the Affected Party) if:

(i) If at any time, a Call Option Redemption Event (as defined in the Indenture, hereinafter defined) occurs and results in a mandatory redemption of the Notes (as defined in the Indenture); or

(ii) If at any time a Change of Control occurs (as defined in the Indenture).

For the purposes herein, “Indenture” means the Indenture, dated as of October 1, 2009, among Counterparty, the Subsidiary Guarantors named therein, Citibank N.A. (as Trustee, Registrar. Paying Agent and Transfer Agent), and Dexia Banque Internationale A Luxembourg, Societe Anonyme (as Luxembourg Paying Agent), as amended, supplemented or otherwise modified from time to time; provided that if the obligations under the Indenture are paid in full or the Indenture is otherwise terminated or cancelled, Indenture means the Indenture as it existed immediately prior to such event.”

E. ACCOUNT DETAILS

Payments to JPMorgan in USD:	JPMORGAN CHASE BANK, N.A. JPMORGAN CHASE BANK NATIONAL ASSOCIATION BIC: CHASUS33XXX
AC No: 099997979

Payments to Counterparty in USD:	As per your standard settlement instructions

F. OFFICES

JPMorgan:	NEW YORK

Counterparty:	MIAMI

G. GOVERNING LAW

The laws of England, provided, however, that upon execution of the Master Agreement, this Confirmation shall be governed by the law governing such Master Agreement.

H. DOCUMENTS TO BE DELIVERED

Each party shall deliver to the other, at the time of its execution of this Confirmation, evidence of the incumbency and specimen signature of the person(s) executing this Confirmation, unless such evidence has been previously supplied and remains true and in effect.

I. RELATIONSHIP BETWEEN PARTIES

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J.P.Morgan

Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is capable of assuming, and assumes the risks of that Transaction.

(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

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J.P.Morgan

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us or by sending to us a letter, telex or facsimile substantially similar to this letter, which letter, telex or facsimile sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms. When referring to this Confirmation, please indicate: JPMorgan Deal Number(s): 0500095503956

JPMorgan Chase Bank, N.A.

/s/ Carmine Pilla
Name:	Carmine Pilla
Title:	Executive Director

Accepted and confirmed as of the date first written:
ARCOS DORADOS BV

/s/ Diego Pace
Name:	Diego Pace
Title:	Corporate Finance Manager

Your reference number:

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J.P.Morgan

Client Service Group

All queries regarding confirmations should be sent to:

JPMorgan Chase Bank, N.A.

Contacts

JPMorgan Contact	Telephone Number

Client Service Group	(001) 302 634 4960

Group E-mail address:

Facsimile:	(001) 888 803 3606
Telex:
Cable:

Please quote the JPMorgan deal number(s): 0500095503956

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